Exhibit 99.1

World Fuel Services Corporation to Acquire Assets of Texor Petroleum Company

Expands Presence in Land Based Fuel Segment

MIAMI--(BUSINESS WIRE)--World Fuel Services Corporation (NYSE:INT) announced today that its wholly-owned subsidiary, World Fuel Services, Inc., has signed a definitive agreement to acquire select assets of Texor Petroleum Company (“Texor”), including the assets comprising Texor’s wholesale motor fuel distribution business, for a purchase price of approximately $104 million. Texor is a leading independent distributor of branded gasoline and diesel fuel in the Chicago area. The purchase price will be principally funded through the company’s $475 million bank credit facility.

“This acquisition enables us to immediately enhance our position in the 180 billion gallon ground based fuel market and we are very pleased to welcome the Texor team to World Fuel,” stated Paul H. Stebbins, Chairman and Chief Executive Officer of World Fuel Services Corporation.

Texor is based in Riverside, Illinois and has approximately 125 employees. Texor, the largest independent motor fuel marketer in Illinois, is an authorized branded distributor for Citgo Petroleum Corporation, ConocoPhillips Company, ExxonMobil Oil Corporation, Marathon Petroleum Company LLC, Shell Oil Company and Valero Energy Corporation. Texor distributes gasoline and diesel fuel under long-term contracts to over 250 retail petroleum operators in northern Illinois and northwest Indiana and is also a significant supplier to industrial, commercial and government accounts.

“We are delighted about becoming part of an organization with the global size and strength of World Fuel,” stated Thomas E. Gleitsman, Chairman and Chief Executive Officer of Texor. “This transaction will provide us with a much stronger platform to take advantage of the tremendous growth opportunities in the retail branded petroleum market,” added Anthony E. Speiser, President of Texor.

The transaction, which is expected to be $0.08 to $0.10 accretive to earnings in the first 12 months, is subject to customary closing conditions and is expected to be completed within the next sixty days.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 43 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel’s marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

CONTACT:
World Fuel Services Corporation, Miami
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer
305-428-8000